LEASE AGREEMENT

by and between
QRS 11 - 2 0 (UT), INC.

A UTAH CORPORATION

as LANDLORD
and

MERIT MEDICAL SYSTEMS, INC.,

a Utah corporation,
as TENANT

Premises: South Jordan, Utah

	TABLE OF CONTENTSA1:B37	Page
	Parties . . . . . . . . . . . .
1	Demise of Premises............................................................	1
2	Certain Definitions.............................................................	1
3	Title and Condition............................................................	1
4	Use of Leased Premises; Quiet Enjoyment ......................	10
5	Term...................................................................................	11
6	Basic Rent..........................................................................	12
7	Additional Rent.................................................................	13
8	Net Lease; Non-Terminability...........................................	13
9	Payment of Impositions....................................................	14
10	Compliance with Laws and Easement Agreement;..........	17
	Environmental Matters
11	Liens; Recording and Title................................................	19
12	Maintenance and Repair....................................................	20
13	Alterations and Improvements..........................................	21
14	Permitted contests..............................................................	21
15	Indemnification.................................................................	15
16	Insurance...........................................................................	24
17	Casualty and Condemnation..............................................	27
18	Termination Events............................................................	29
19	Restoration; Reduction of Rent..........................................	30
20	Procedures Upon Purchase.................................................	32
21	Assignment and Subletting; Prohibition...........................	33
	Against Leasehold Financing
22	Events of Default..............................................................	34
23	Remedies and Damages Upon Default............................	35
24	Notices...............................................................................	39
25	Estoppel Certificate.........................................................	40
26	Surrender............................................................................	40
27	No Merger of Title............................................................	40
28	Books and Records............................................................	40
29	Determination of Value....................................................	41
30	Non-Recourse as to Landlord..........................................	43
31	Financing.........................................................................	43
32	Subordination...................................................................	44
33	Financial Covenants........................................................	44
34	Tax Treatment; Reporting...............................................	44
35	Option to Purchase............................................................	45
36	Right of First Refusal.........................................................	46
37	Financing Major Alterations.............................................	48
38	Miscellaneous.....................................................................	48

	Exhibit "A" - Premises
	Exhibit "B" - Machinery and Equipment

Exhibit "C" - Schedule of Permitted Encumbrances
Exhibit "D" - Rent Schedule
Exhibit "E" - Financial Covenants

LEASE AGREEMENT, made as of this 8th day of June, 1993, between QRS 11-20 (UT), INC., a Utah corporation ("Landlord") with an address c/o W. P. Carey & Co., Inc., 620 Fifth Avenue, New York, New York 10020, and MERIT MEDICAL SYSTEMS, INC. ("Tenant"), a Utah corporation with an address at 79 West 4500 South, Suite 9, Salt Lake City, Utah 8 4107.

In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

1.    Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (collectively, the "Leased Premises"): (a) the premises described in Exhibit "A" hereto (collectively, the "Land"); (b) the buildings, structures, New Improvements (as defined hereinafter) and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); provided, however, that, other than New Improvements (and repairs and replacements thereto), the term "Improvements" shall not in any event include any improvements which are readily removable without causing material damage to the Leased Premises, which improvements shall be, and at all times remain, the sole property of Tenant; and (c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto and the fixtures, machinery, equipment and other property comprising the New Improvements (collectively, the “Equipment"); provided, however, that, other than New Improvements (and repairs and replacements thereto), the term "Equipment" shall not in any event include any fixtures, machinery, equipment or other property which is readily removable without causing material damage to the Leased Premises, which fixtures, machinery, equipment and other property shall be, and at all times remain, the sole property of Tenant.

2.    Certain Definitions.

"Acquisition Cost" shall mean the sum of (a) $357,000 (representing Landlord's cost of acquisition of the Land), plus (b) all Project Costs (either actually incurred or required to be incurred by Landlord to complete construction of the New Improvements) other than Landlord's cost of acquisition of the Land set forth in the foregoing clause (a), plus (c) $677,000 (representing a fee payable to W. P. Carey & Co., Inc.) to the extent not included in clauses (a) and (b) above.

"Additional Rent" shall mean Additional Rent as defined 1n Paragraph 7.

"Alterations" shall mean all changes, additions, improvements· or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

"Assignment" shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

"Basic Rent" shall mean Basic Rent as defined in Paragraph 6.

"Basic Rent Payment Dates" shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

"Casualty" shall mean any injury to or any loss of or damage to any property (including the Leased Premises) included within or related to the Leased Premises.

"Completion Date" shall mean the earlier of (a) 60 days following the date the New Improvements have been substantially completed and are ready for occupancy by Tenant, including, without limitation, the issuance of a certificate of occupancy, or (b) the date of closing of the Take-Out Loan. Landlord and Tenant shall enter into an amendment to the Lease setting forth the exact Completion Date.

"Condemnation" shall mean a Taking and/or a Requisition.

"Condemnation Notice" shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

"Construction Agency Agreement" shall mean the Construction Agency Agreement dated as of the date hereof between Landlord and Tenant, as the same may be amended, supplemented or modified hereafter.

"Costs" of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without l imitation, attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, recording fees and transfer taxes, as the circumstances require.

"Covenants" shall mean the covenants described on Exhibit "E".

"Default Termination Amount" shall mean the Default Termination Amount as defined in Paragraph 23(a)(iii).

"Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

"Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect the Leased Premises.

"Environmental Law" shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor# surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Conditions or Hazardous Activities, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

"Environmental Violation" shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any

Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws on the Leased Premises or by Tenant, (d) any activity, occurrence or condition on the Leased Premises which results in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which results in a creation of a lien on the Leased Premises, under any Environmental Law, or (e) any violation of or noncompliance with any Environmental Law on the Leased Premises or by Tenant.

"Equipment" shall mean the Equipment as defined in Paragraph 1.

"Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

"Fair Market Value", when used in connection with calculation of the termination Amount, shall mean the fair market value of the Leased Premises as of the Relevant Date as affected and encumbered by this Lease for the then existing Term and excluding any future extension periods. "Fair Market Value," when used in connection with the calculation of Purchase Price (as defined in Paragraph 35), shall mean the fair market value of the Leased Premises as of the Relevant Date as affected and encumbered by this Lease (x) for the then existing Term and (y) for all extension periods if, pursuant to Paragraph 29(c), the appraisers deem it appropriate. to include such extension periods. "Fair Market Value" when used in connection with the calculation of the Default Termination Amount shall mean the higher of (a) the fair market value of the Leased Premises as of the Relevant Date as if unaffected and unencumbered by this Lease or (b) the fair market value of the Leased Premises as of the Relevant Date as affected and encumbered by this Lease (i) for the then existing Term and (ii) for all extension periods if, pursuant to Paragraph 29(c) , the appraisers deem it appropriate to include such extension periods. For all purposes of this Lease, Fair Market Value shall be determined in accordance with Paragraph 29.

"Fair Market Value Date" shall mean the date when the Fair Market Value is determined in accordance with Paragraph 29.

"Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

"First Interstate" shall mean First Interstate Bank of Utah, N. A.

"Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems) , (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

"Hazardous Condition" means any condition which results in any claim or 1iability under any Environmental Law, including the presence of underground storage tanks.

"Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated byphenyls.

"Impositions" shall mean the Impositions as defined in Paragraph 9(a).

"Improvements" shall mean the Improvements as defined in Paragraph 1.

"Indemnitee" shall mean an Indemnitee as defined in Paragraph 15.

"Insurance Requirements" shall mean the requirements of all insurance policies required to be maintained in accordance with this Lease.

"Land" shall mean the Land as defined in Paragraph 1.

"Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

"Lease" shall mean this Lease Agreement.

“Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.

"Legal Requirements" shall mean all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises.

"Lender" shall mean (a) First Interstate, its successors and assigns, and (b) any person or entity and their respective successors and assigns) which may, after the date hereof, make a Loan to Landlord or is the holder of any Note.

"Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

"Major Alterations" shall mean Major Alterations as defined in Paragraph 37(a).

"Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

"Mortgage" shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

"Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.

"New Improvements" shall mean the improvements, fixtures, machinery, equipment and other property to be constructed on the Land pursuant to the Construction Agency Agreement and described in the Plans and Construction Contracts (as such terms are defined in the Construction Agency Agreement).

"Note" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

"Non-Disturbance Agreement" means an agreement between a Lender and Tenant which provides, among other things, that if the Lender succeeds to the interests of the Landlord under this Lease, so long as Tenant is not in default under this Lease, the Lender shall recognize Tenant under this Lease, shall not disturb Tenant in Tenant's use or possession of the Leased Premises and shall recognize all rights of Tenant set forth in this Lease, including, without limitation, any right of Tenant to renew or extend the term of this Lease or to purchase the Leased Premises, whether in the nature of an option to purchase or a right of first refusal.

"Partial Casualty" shall mean any Casualty which does not constitute a Termination Event.

"Partial Condemnation" shall mean any Condemnation which does not constitute a Termination Event.

"Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such 1isting shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

"Person" shall mean an individual, partnership, association, corporation or other entity.

"Plans" shall have the meaning assigned to such term in the Construction Agency Agreement.

"Prepayment Premium" shall mean any payment (other than a payment of principal and/or interest which Landlord is required to make under a Note or a Mortgage) by reason of any prepayment by Landlord of any principal due under a Note or Mortgage, and which may be (in lieu of such prepayment premium or prepayment penalty) a "make whole" clause requiring a prepayment premium in an amount sufficient to compensate the Lender for the loss of the benefit of the Loan due to a prepayment.

"Prime Rate" shall mean the average of the interest rates per annum quoted by Bank of America NT & SA, San Francisco, CA, The Chase Manhattan Bank, N.A., New York, NY, Chemical Bank, New York, NY, Citibank, N. A., New York, NY, and Morgan Guaranty Trust Company, New York, NY, as their respective prime rates, such average to change effective as of the effective date of any change in any of the aforesaid prime rates. The Prime Rate shall be the average of such publicly announced prime rates even though one or more of the aforesaid banks may actually charge interest on some of its loans at lower rates; and if any of the aforesaid banks has more than one prime rate of interest in effect simultaneously, the prime rate of such bank for the purposes of this definition shall be the highest of such prime rates then in effect for such bank. If three or more of the aforesaid banks cease to have a publicly announced prime rate then, for so long as such condition continues, the Prime Rate shall be the average per annum discount rate from time to time on ninety-one (91) day bills issued by the United States Treasury ("Treasury bills") at the most recent auction plus three hundred (300) basis points or, if no such ninety-one (91) day bills are then being issued, Treasury bills then being issued for the period of time closest to ninety-one (91) days plus three hundred (300) basis points.

"Present Value" of any amount shall mean such amount discounted by a rate per annum equal to 200 basis points in excess of the then current yield on United States Treasury obligations having a term approximately equal to the period over which Present value is being calculated.

"Project Costs" shall have the meaning assigned to such term in the Construction Agency Agreement. Landlord and tenant shall enter into an amendment to this Lease setting forth exact Project Costs upon completion of the New Improvements and occupancy thereof by Tenant.

"Relevant Amount" shall mean the Termination Amount or the Default Termination Amount, as the case may be.

"Relevant Date" shall mean (a) the date immediately prior to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Taking, (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of Termination Notice under Paragraph 18 which is occasioned by a casualty, (c) the date immediately prior to the Event of Default giving rise to the need to determine Fair Market Value in the event landlord provides Tenant with notice of its intention to require tenant to make a termination offer under Paragraph 23(a)(iii), and (d) the Fair Market Value Date, in the event Tenant exercises its intention to purchase under Paragraph 35.

"Remaining Sum" shall mean Remaining Sum as defined in Paragraph 19(c).

"Rent" shall mean, collectively, Basic Rent and additional Rent.

"Requisition" shall mean any temporary requisition confiscation of the use or occupancy of any of the Leased premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

"Retention Date" shall mean the later of the date on which the amount of the Remaining Sum is finally determined or the date on which Landlord's right to the Remaining Sum is finally determined, but in no event to exceed the date on which the Remaining Sum is actually received by Landlord.

"Site Assessment'' shall mean a Site Assessment as defined in Paragraph 10 (c).

"State" shall mean the State of Utah.

"Surviving Obligations" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

"Take Out Loan" shall mean the permanent Loan contemplated to be made by First Interstate to Landlord.

"Taking" shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Leased Premises.

"Term" shall mean the Term as defined in Paragraph 5.

"Termination Amount" shall mean the greater of (a) Fair Market Value or (b) the Acquisition Cost.

"Termination Date" shall mean Termination Date as defined in Paragraph 18.

"Termination Event" shall mean a Termination Event as defined in Paragraph 18.

"Termination Notice" shall mean Termination Notice as defined in Paragraph 18(a).

"Warrant Agreement" shall mean the Warrant to Purchase Common Stock dated as of the date hereof issued by Tenant to Corporate Property Associates 11 Incorporated.

"Warrant Date" shall mean the date the New Improvements have been substantially completed and are ready for occupancy by Tenant, including without limitation the issuance of a certificate of occupancy.

3.    Title and Condition.

(a)The Leased Premises are demised and let subject to (i) the rights of any Persons in possession of the Leased Premises, (ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

(b)Tenant acknowledges that the Leased Premises is in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEPECT, LATENT OR PATENT, (iv) LANDLORD ' S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, ( ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION (XV) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH J(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

(c)Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple title (both legal and equitable) is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, (ii) any existing Improvements conform to all material Legal Requirements and all Insurance Requirements, (iii) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for, (v) the New Improvements will be fully completed in all material respects in a workmanlike manner of first class quality, and (vi) all Equipment necessary or appropriate for the New Improvements will be installed and will be fully operative in all material respects.

(d)Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all warranties, guaranties, indemnities and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Unless the Leased Premises are conveyed to Tenant, in which event such assignment shall be non-terminable, such assignment shall remain in effect until the expiration or earlier termination of this Lease or the right of possession of the Leased Premises by Tenant (or its assignees or sublessees) terminates, whereupon such assignment shall cease and all of said warranties, guaranties, indemnities and other rights shall automatically revert to Landlord.

(e)Pursuant to the Construction Agency Agreement, Tenant will cause to be constructed on the Land the New Improvements, with funds more particularly described in the Construction Agency Agreement. The New Improvements will be owned by Landlord and are included within the Leased Premises. Tenant acknowledges that the New Improvements have not yet been completed and that, pursuant to the Construction Agency Agreement, Tenant has the responsibility for insuring that the New Improvements are completed in accordance with the terms of the Construction Agency Agreement. Landlord will not make any representations or warranties with respect to the New Improvements. Tenant further acknowledges that, upon occurrence of an Event of Default, Landlord may terminate the Construction Agency Agreement, in addition to all other remedies of Landlord under this Lease, and complete construction of the New Improvements, and in such event Tenant will not be excused from paying all Rent due pursuant to the terms of this Lease. All acknowledgments of Tenant regarding the Leased Premises contained in this Paragraph 3 shall be deemed to have been made again as of the Completion Date.

4.    Use of Leased Premises; Quiet Enjoyment.

(a)Tenant may occupy and use the Leased Premises for an office and manufacturing facility and for any other lawful purpose (the primary purpose of which shall not be the manufacturing, storage or handling of Hazardous Substances). Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which will (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) cause structural injury to any of the Improvements or (iv) constitute a public or private nuisance or waste.

(b)Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord or its successors and assigns (including any person acquiring fee title to the Leased Premises), provided that Landlord may, during normal business hours and on reasonable prior notice to Tenant, enter upon and examine any of the Leased Premises for the purpose of inspecting the Leased Premises, verifying compliance or noncompliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.

5.    Term.

(a)Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as actually extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof and ending on the last day of the 300th calendar month next following the Completion Date (the "Expiration Date").

(b)Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the fifth (5th), tenth (l0th) and fifteenth (15th) anniversaries of the Expiration Date (the Expiration Date and each such anniversary being a " Renewal Date"), the Term shall be deemed to have been automatically extended for an additional period of five (5) years, unless Tenant shall notify Landlord in writing at least 18 months prior to the next Renewal Date that Tenant is terminating this Lease as of the next Renewal Date. Upon written request of either party to the other, Landlord and Tenant shall, within 30 days following such request, execute an agreement (in recordable form) terminating the Lease as aforesaid. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified.

(c)If an Event of Default occurs, or at any time during the last six months of the Term, Landlord shall have the right to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select during normal business hours after reasonable prior notice to Tenant.

6.    Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent"), payable on the dates set forth on Exhibit "D" (each such date on which Basic Rent is due being a "Basic Rent Payment Date"). Each such rental payment shall be made, at Landlord's sole discretion, (a) to Landlord at its address set forth above and/or to such one or more other Persons, at such addresses and in such proportions as Landlord may direct by fifteen (15) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof), and (b) by a check received by Landlord (or the persons described in the preceding clause (a) at least three (3) business days before the applicable Basic Rent Payment Date, or in Federal Funds on the applicable Basic Rent Payment Date. Pro rata Basic Rent for the period from the date hereof through the last day of the month hereof shall be paid on the date hereof.

7.    Additional Rent.

(a)Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

(i)except as otherwise specifically provided herein, all costs and expenses of Tenant and all reasonable costs and expenses of Landlord (subject to paragraph 31 of this Lease relating to costs of financing) and CPA:11 (as hereinafter defined) , excluding internal and overhead costs of Landlord and CPA:11, which are incurred in connection or associated with (A) the use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant's obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) any amendment to or modification or termination of this Lease made at the request of Tenant, (G) Costs of Landlord's counsel and reasonable out of pocket costs of Landlord incurred in connection with the preparation, negotiation and execution of this Lease, or incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant, and (H) any other items specifically required to be paid by Tenant under this Lease;

(ii)if all or any portion of any installment of Basic Rent is not paid when due, and such failure is not cured within three business days' after receipt by Tenant of written notice (which may be sent via telecopy) of such failure, which notice need not be given more than twice in any calendar year, an amount equal to three percent (3%) of the amount of such unpaid installment or portion thereof;

(iii)a sum equal to any fees of Lender's counsel or any of Lender 's out of pocket costs which are payable by Landlord to any Lender under any Note by reason of Tenant's late payment or non-payment of Basic Rent or by reason of an Event of Default; and

(iv)interest at the rate (the "Default Rate") of five percent (5%) over the Prime Rate per annum on the following sums until paid in full (but such interest shall not commence to accrue unless the following sums are not paid when due and such failure continues for three business days following written notice to Tenant (which may be sent via telecopy), which notice need not be given more than twice· in any calendar year): (A) all overdue installments of Basic Rent from the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue.

(b )    Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within thirty (30) days after Landlord’s demand for payment thereof, and (ii) any other Additional Rent, within thirty (30) days following Landlord’s demand for payment thereof.

8.    Net Lease; Non-Terminability.

(a)This is a net lease and all Monetary Obligations shall be paid without notice or demand (unless otherwise provided in this Lease) and without set-off, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

(b)Except as otherwise expressly provided herein , this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason, including the following: (i) any damage to or theft, loss or destruction of any of the Leased Premises, (ii) any Condemnation, (iii) the prohibition, limitation or restriction of Tenant's use of any of the Leased Premises, (iv) any eviction by paramount title, (v) Tenant's acquisition of ownership of any of the Leased Premises other than pursuant to an express provision of this Lease, (vi) any latent or other defect in any of the Leased Premises, (vii) the breach of any warranty of any seller, builder or manufacturer of any of the Equipment or New Improvements, (viii) any violation of Paragraph 4(b) or any other provision of this Lease by Landlord so long as the same does not terminate Tenant's right to possession of the Leased Premises pursuant to this Lease, (ix) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting Landlord so long as such proceeding does not terminate Tenant's right to possession of the Leased Premises pursuant to the provisions of this Lease, (x) any interference by Landlord, its successors and assigns (including any person acquiring fee title to the Leased Premises) with Tenant's use of the Leased Premises so long as the same does not terminate Tenant's right to possession of the Leased Premises pursuant to the provisions of this Lease, or (xi) market or economic changes.

(c)To the extent provided in Paragraph 8(b), the obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent or amounts equal thereto shall not be affected by any collection of rents by any governmental body pursuant to a tax lien or otherwise in order to satisfy obligations of Tenant hereunder to pay real estate taxes or municipal charges. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Bankruptcy Code).

(d)Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations. The foregoing waiver shall not apply if Tenant's right to possession of the Lease Premises pursuant to the provisions of this Lease is terminated under any of the circumstances described in clauses (viii), (ix) or (x) of Paragraph 8(b).

(e)Nothing in this Lease shall be construed to prevent Tenant from bringing an action against Landlord or any guarantor of this Lease, either at law or in equity, if Landlord breaches any of its obligations under this Lease. If Landlord fails to timely pay or perform any obligation or comply with any agreement required to be performed or complied with by Landlord under this Lease, and such failure is not cured within twenty (20) days after notice is given to Landlord of such failure (or if such cure reasonably requires more than twenty (20) days, if Landlord fails to commence such cure within such twenty (20) day period or thereafter fails to actively, diligently and in good faith prosecute such cure to completion), Landlord shall be liable to Tenant for (a) all damages, losses and Costs suffered or incurred by Tenant as a result of such failure, or (b) specific performance of such obligation or agreement, together with all damages, losses and Costs suffered or incurred by Tenant as a result of such failure. In addition, Tenant may exercise any other right or remedy available to Tenant at law or in equity (subject, however, to the foregoing provisions of this Paragraph 8). None of the foregoing remedies shall be exclusive of any other remedy at law or in equity (whether existing on or created after the date of this Lease), and all such remedies may be exercised concurrently, independently or successively from time to time. The failure on the part of Tenant to promptly enforce any right or to exercise any remedy under this Lease shall not operate as a waiver of such right or remedy, and the waiver of any default shall not constitute a waiver of any subsequent or other default.

9.    Payment of Impositions.

(a)Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer , utility and communication services relating to any of the Leased Premises, and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) any of the Leased Premises, (iii) Landlord as a result of or arising in respect of the ownership , occupancy, leasing, use or possession of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent, or (iv) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a Loan and which (as to this clause (iv) Landlord has agreed to pay (collectively, the "Impositions"); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains or other tax imposed on Landlord in connection with the sale of the Leased Premises to any Person (other than transfer taxes, or recording taxes or charges, imposed upon Landlord in any transfer of the Leased Premises to Tenant, which shall be paid by Tenant) . If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant's receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten (10) days after Landlord's request therefor.

(b)Landlord shall have the right at any time and from time to time during the Term to require Tenant to pay to Landlord an additional monthly sum (each an "Escrow Payment") sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean real estate taxes on the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease. Landlord shall reasonably determine the amount of the Escrow Charges and of each Escrow Payment. The Escrow Payments may be commingled with other funds of Landlord or other Persons and no interest thereon shall be due or payable to Tenant. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within thirty (30) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord. Notwithstanding the foregoing, however, Landlord waives the requirement that Escrow Payments be made to Landlord to the same extent that Lender waives any requirements that Escrow Charges be escrowed with Lender. Landlord shall exert its best efforts to cause any Lender to waive any such requirement.

10.    Compliance with Laws and Easement Agreements; Environmental Matters.

(a)Tenant shall, at its expense, comply with and conform to, and cause any other Person occupying any part of the Leased Premises to comply with .and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation.

(b)Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of' Landlord or the occupier to be kept and performed thereunder. Tenant, as lessee of the Leased Premises, will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, the prior written consent of Landlord. The preceding sentence shall not limit Tenant in any way in acting in Tenant's capacity as the owner of any adjacent real property, as to that property, even if the Leased Premises are also included with in the document or instrument concerned.

(c)Upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate ("Site Reviewers") to visit the Leased Premises and perform, as agents of Tenant, environmental site investigations and assessments ("Site Assessments") on the Leased Premises for the purpose of determining whether there exists on the Leased Premises any Environmental Violation or any condition which could result in any Environmental Violation. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments provided that the Leased Premises are in each case restored to their original condition prior to such testing. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters.

Tenant shall pay for the cost of the following Site Assessments:

(i)	any Site Assessment where there is reasonable cause by Landlord to suspect an Environmental Violation;

(ii)
any Site Assessment undertaken by Landlord for any reason whatsoever (but so long as no Event of Default has occurred and is continuing Tenant need not pay the cost of a Site Assessment conducted more frequently than once every five years); and

(iii)	any site Assessment required by a Lender, provided, however, that Landlord shall exert its best efforts to minimize the frequency and cost thereof.

(d)If an Environmental Violation occurs or is found to exist and, in Landlord's reasonable judgment, the cost of remediation of the same is likely to exceed $25,000, Tenant shall provide to Landlord, within thirty (30) days after Landlord's request there for, adequate assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws.

(e)Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist and the Term terminates or expires prior to the completion of all required remedial action in accordance with applicable Environmental Laws, Tenant shall nevertheless have the obligation to complete such action even though the Term has terminated or expired. Landlord shall have a cause of action for damages against Tenant if Landlord is unable to sell or rent the Leased Premises at market values as a result of such uncured Environmental Violation.

(f)If Tenant fails to comply with any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as are necessary to so comply.

(g)Tenant shall notify Landlord immediately after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

(h)All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are identical to the covenants contained in this Paragraph 10.

11. Liens; Recording.

(a)Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting from any act or omission of Landlord or its successors or assigns (including any person acquiring fee title to the Leased Premises). NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS ' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

(b)Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease. Such memorandum shall be recorded prior to recordation of the Mortgage from Landlord to First Interstate.

12. Maintenance and Repair.

(a)Tenant shall at all times maintain the Leased Premises in as good repair and appearance as they are in on the Completion Date and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other commercially reasonable action necessary or appropriate for the preservation and safety of the Leased Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Leased Premises in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

(b)If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting the Leased Premises (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

13.    Alterations and Improvements.

(a)Tenant shall have the right, without the consent of Landlord, to (i) make Alterations to the Leased Premises for a cost of not more than $1,500,000 for any Alteration or series of related Alterations, or (ii) install equipment in the Improvements so long as an Event of Default does not exist and the value or utility of the Improvements is not diminished thereby. Other than Alterations required by Paragraphs 12 and 17 and the New Improvements, any additions to the Improvements or Alterations in excess of $1,500,000 per Alteration or series of related Alterations shall require the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

(b)If Tenant makes any Alterations pursuant to this Paragraph 13 or Paragraph 37 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work”), whether or not Landlord's consent is required, then (i) the market value of the Leased Premises shall not be lessened by any such Work, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the Insurance Requirements, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life at least equal to the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement and such replacements must be in good working order and repair and in accordance with industry standards for replaced equipment, (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such

Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein; provided, however, that the foregoing item (viii) shall not apply to any Work (which term, for the purpose of this provision, shall include any alteration, addition, improvements or construction on the Land or in, on or about the Improvements) which is not a repair or replacement of any of the New Improvements, and which is readily removable without causing material damage to the Leased Premises, which Work shall be, and at all times remain, sole property of Tenant.

14.    Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) comply with any Legal Requirement, (c) discharge or remove any lien referred to in Paragraph 11 or 13 or (d) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12 (b) (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations"), so long as at the time of such contest no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord ' s liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied or (vi) the enforcement or execution of any injunction, order or Legal Requirement with respect to the Permitted Violation. Tenant shall provide Landlord security which is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

15.    Indemnification.

(a)Tenant shall pay, protect, indemnify, save and hold harmless Landlord, Corporate Property Associates 11 Incorporated ("CPA 11"), W. P. Carey & Co., Inc., Carey Property Advisors, Carey Fiduciary Advisors, Inc., and their respective officers, directors and agents (each an "Indemnitee" ) from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs, causes of action, suits, claims, demands or judgments of any nature whatsoever, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the use, non-use, occupancy, operation, condition, design, construction, maintenance, repair or restoration of the Leased Premises, (ii) any casualty in any manner arising from the Leased Premises, whether or not Landlord has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or (iv) any alleged, threatened or actual Environmental Violation on the Leased Premises or by Tenant, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, ( B ) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity, or (v) any obligation of Landlord to indemnify a Lender with respect to matters described in clauses (i) through (iv) above.

Landlord shall pay, protect, indemnify, save and hold harmless Tenant from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs, causes of action, suits, claims, demands or judgments of any nature whatsoever, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity arising from any violation by Landlord of paragraph 4 (b) of this Lease.

Notwithstanding the foregoing provisions of this Paragraph 15 (a) to the contrary, such provisions shall not be construed to result in the indemnification of any Person with respect to affirmative acts of such Person constituting negligence or an intentional tort.

(b)    In case any action or proceeding is brought against either Landlord or Tenant by reason of any such claim, such Person may either (i) if a conflict would exist if such Person was represented by counsel retained by the other pursuant to Paragraph 15 (b) (ii), retain its own counsel and defend such action (it being understood that the other Person may employ counsel of its choice to monitor the defense of any such action), but Landlord (if an Indemnitee) will not retain its own counsel without first consulting with Tenant as to Tenant's choice of counsel to be retained pursuant to Paragraph 15 (b) (ii ), or (ii) notify the other Person to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Person, and such Person will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by the other Person.

Each party hereto shall have the right to review and approve the selection of counsel by the other party hereto pursuant to the foregoing portion of this Paragraph 15 (b), which approval will not be unreasonably withheld.

(c)    The obligations of Tenant and Landlord under this Paragraph 15 shall survive any termination or expiration of this Lease.

16.    Insurance.

(a)Tenant shall maintain the following insurance on or in connection with the Leased Premises:

(i) Insurance against physical loss or damage to the Improvements and Equipment as provided under a standard special form (previously called "All Risk”) property policy including but not limited to flood (if the Leased Premises is in a 100 year flood zone) in amounts not less than the actual replacement cost of the Improvements and Equipment. Such policies shall contain replacement cost and agreed amount endorsements and shall contain deductibles not more than $50,000.00 per occurrence or such higher amount as may be reasonable and customary for properties of this size, type and location in Utah and prudent given the financial condition of Tenant.

(ii)Commercial General Liability Insurance against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $3,000,000 per occurrence/annual aggregate including Non-owned and Hired Automobile Liability and all other coverage extensions that are usual and customary for properties of this size, type and location in Utah provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size, type and location in Utah.

(iii)Worker's Compensation Insurance complying with the rules, regulations and requirements of the appropriate agency of the State covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death , disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Worker's Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the state.

(iv)	[Intentionally omitted].

(v) Business Income/ Interruption Insurance to include Loss of Rents with a period of indemnity not less than one year (or 16 months, if required by First Interstate) from the time of loss.

(vi) During the period of construction of the New Improvements and during any other period in which substantial Alterations at the Leased Premises are being undertaken, Builder's Risk insurance covering the total completed value including any "soft costs" with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such "soft cost" endorsements (covering up to $500,000 of "soft costs") and General Liability, Worker's Compensation and Automobile Liability Insurance with respect to the Improvements being constructed, altered or repaired.

(vii) Such other or additional insurance on or in connection with any of the Leased Premises, which at the time is usual and commonly obtained in connection with properties similar in type of building size, type use and location in Utah to the Leased Premises.

(b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best's rating of A:X or above and are admitted in, and approved to write insurance policies by, the state Insurance Department for the State. The insurance policies (i) shall be for such terms as Landlord may reasonably approve, (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof and (iii) shall (except for the worker's compensation insurance referred to in Paragraph 16(a)(iii) hereof) name Landlord, Tenant and Lender as insured parties, as their respective interests may appear. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

(c) All proceeds of any insurance required under clauses (i) and (vi) of Paragraph 16(a) shall be payable to Landlord or, if required by the Mortgage, to Lender. Each insurance policy referred to in clauses (i) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled except after thirty (30) days' prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i)any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of a l l or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes 2 5 more hazardous than those permitted by the prov1s1ons of such policy, (ii i)any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

(d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least ten (10)days prior to the expiration date of such policy, and shall promptly deliver to Landlord photocopies of all original policies.

(e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that such policies shall provide for a reserved amount thereunder with respect to the Leased Premises so as to assure that the amount of insurance required by this Paragraph 16 will be available notwithstanding any losses with respect to other property covered by such blanket policies. The amount of the total insurance allocated to the Leased Premises, which amount shall be not less than the amounts required pursuant to this Paragraph 16, shall be specified either (i) in each such "blanket" or umbrella policy or (ii) in a written statement, which Tenant shall deliver to Landlord, from the insurer thereunder. The original or a certified copy of each such "blanket" or umbrella policy shall promptly be delivered to Landlord.

(f) Tenant shall have the replacement cost and insurable value of the Improvements and Equipment determined from time to time as required by the replacement cost and agreed amount endorsements and shall deliver to Landlord the new replacement cost and agreed amount endorsement or certificate evidencing such endorsement promptly upon Tenant’s receipt thereof.

(g) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

(h) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided here in, and (ii) such separate insurance complies with the other provisions of this Paragraph 1 6. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord photocopies of the original policies therefor.

(i) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord. Landlord and Tenant waive all rights to recover against each other and against the officers, directors, shareholders, employees, agents, customers, invitees or business visitors of each other for any loss or damage arising from any cause covered by any insurance carried by the waiving party, but only to the extent of insurance proceeds paid to such waiving party and only to the extent such waiver does not invalidate any coverage under any such insurance. Landlord and Tenant shall cause their respective insurance carriers to issue appropriate waivers of subrogation rights endorsements to all policies of insurance carried in connection with the Leased Premises.

17. Casualty and Condemnation.

(a) If any Casualty occur s, Tenant shall give Landlord and Lender immediate notice thereof. Landlord and Lender are hereby authorized to adjust, collect and compromise, in their discretion and upon notice to Tenant (except that no notice to Tenant shall be required if an Event of Default has occurred and is continuing), all claims under any of the insurance policies required by Paragraph 16(a)(i)and (vi) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Tenant all necessary proofs of loss, receipts, vouchers and releases required by the insurers. Provided that no Event of Default has occurred and is continuing, Tenant shall be entitled to participate with Landlord and Lender in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord or Lender, all such proofs of loss, receipts, vouchers and releases. If Landlord or Lender so requests, Tenant shall adjust, collect and compromise any and all such claims, and Landlord and Lender shall have the right to join with Tenant therein. Any adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord and Lender, and Landlord and Lender shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. Each insurer is hereby authorized and directed to make payment under said policies, excluding return of unearned premiums which shall be paid to Tenant, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant’s attorneys-in-fact to endorse any draft therefor.

(b) Tenant, immediately upon receiving a Condemnation Notice, shall ·notify Landlord and Lender thereof. Landlord and Lender are authorized to collect, settle and compromise, in their discretion (and, if no Event of Default exists, upon notice to Tenant), the amount of any Net Award. Provided that no Event of Default has occurred and is continuing, Tenant shall be entitled to participate with Landlord and Lender in any Condemnation proceeding or negotiations under threat thereof and to contest the Condemnation or the amount of the Net Award there for. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord and Lender. Subject to the provisions of this Paragraph 17 (b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, equipment or other property which is not part of the Improvements or the Equipment, moving expenses or loss of busines s, if available, to the extent that and so long as (i)Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii)such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder.

(c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Ob1igations, except as provided in Paragraph 17 (d)and 19 (c). Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event. Upon the receipt by Landlord of the entire or any portion of the Net Award of such Partial Casualty or Partial Condemnation, Landlord shall make such Net Award available to Tenant for restoration in accordance with and subject to the provisions of Paragraph 19(a). If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

(d) In the event of a Requisition of any of the Leased Premises, if any Net Award payable by reason of such Requisition is (i) retained by Landlord, each installment of Basic Rent payable on or after the date on which the Net Award is paid to Landlord shall be reduced by a fraction, the denominator of which shall be the total amount of all Basic Rent due from such date to and including the last Basic Rent Payment Date for the then existing Term and the numerator of which shall be the amount of such Net Award retained by Landlord, or (ii)paid to Lender, then each installment of Basic Rent thereafter payable shall be reduced in the same amount as payments are reduced under the Note until such Net Award has been applied in full or until the Term has expired, whichever first occurs. Landlord will use its best efforts to cause Lender to change the amortization payments on its Loan if a Net Award is paid to Lender. Upon Lease termination, the difference between Total Benefits (as hereinafter defined) and the amount of Basic Rent reductions actually received by Tenant through the date of Lease termination shall be paid to Tenant so long as no Event of Default has occurred and is continuing. As used herein, "Total Benefits" shall mean the Present Value of the benefit Tenant would have received under clause (i) of this subparagraph (d) if the Net Award had been paid to Landlord and applied as described in said clause (i).

18. Termination Events.

(a) If (i) the entire Leased Premises shall be taken by a Taking, or (ii)at any time following the Completion Date, any substantial portion of the Leased Premises shall be taken by a Taking or all or any substantial portion of the Leased Premises shall be damaged or destroyed by a Casualty following the Completion Date and in such case, within sixty (6 0)days after such event Tenant certifies and covenants to Landlord that Tenant will forever abandon operations at the Leased Premises (each of the events described in the above clauses (i)and (ii)shall hereinafter be referred to as a "Termination Event"), then (x) in the case of (i)above, Tenant shall be obligated, within sixty (60)days after such Taking, and (y)in the case of (ii)above, Tenant shall have the option, within sixty (6 0 ) days after such Taking o r sixty (6 0)days after the Casualty, as the case may be, to give to Landlord written notice of the Tenant’s option to terminate this Lease (a "Termination Notice")in the form described in Paragraph 18 (b).

(b) A Termination Notice shall contain (i) notice of Tenant’s intention to terminate this Lease on the first Basic Rent Payment Date which occurs at least ninety (90)days after the Fair Market Value Date (the "Termination Date"), (ii) a binding and irrevocable offer of Tenant to pay to Landlord the Termination Amount and (iii)if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenants described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine the Fair Market Value of the Leased Premises.

(c) If Landlord shall reject such offer to terminate this Lease by written notice to Tenant (a "Rejection"), which Rejection shall contain the written consent of Lender, not later than sixty (60) days following the Fair Market Value Date, then this Lease shall terminate on the Termination Date, subject to paragraph 10(e); provided that, if Tenant has not satisfied all obligations to pay Basic Rent, taxes, Additional Rent previously agreed by Landlord and tenant to be due, and the cost of any work or Alterations (subject to Tenant' s rights under Paragraph 14) which have arisen on or prior to the Termination Date (collectively, "Remaining Obligations") on the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder shall terminate except for any Surviving Obligations, (ii)Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Leased Premises and (iii) the Net Award shall be retained by Landlord.

(d) Unless Tenant shall have received a Rejection not later than the sixtieth (60th) day following the Fair Market Value Date, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and shall pay to the proper party all Remaining Obligations, and Landlord shall (i) convey to Tenant the Leased Premises or the remaining portion thereof, if any, and (ii) pay to or assign to Tenant its entire interest in and to the Net Award, all in accordance with Paragraph 2 0. If the foregoing provisions of this Paragraph 18(d) shall apply, the provisions of Paragraph 19 shall be inapplicable.

19. Restoration; Reduction of Rent.

(a) Subject to paragraph 18(d), if a Net Award is made available by Landlord for the restoration of any of the Leased Premises, Landlord (or Lender if required by any Mortgage) shall hold such Net Award in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions :

(i) prior to commencement of restoration, (A) the architects, contract s, contractors, plans and specifications for the restoration shall have been approved by Landlord, such approval not to be unreasonably withheld or delayed, (B) Landlord and Lender shall be provided with acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord and Lender as additional dual obligees, and (C) appropriate waivers of mechanics' and materialmen’s liens shall have been filed;

(ii) at the time of any disbursement, no Event of Default shall exist and, subject to paragraph 14, no mechanics’ or materialmen’s liens shall have been filed against any of the Leased Premises and remain undischarged;

(iii)disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specification's, (B) waivers of liens, (C) contractors’ sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen' s lien claims;

(iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

(v) Landlord may retain ten percent (10%)of the restoration fund until the restoration is fully completed;

(vi) the Restoration Fund may be commingled with Landlord’s other funds and shall not bear interest; and

(vii) such other reasonable conditions as Landlord or Lender may impose.

(b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

(c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 9 (b), such sum (the "Remaining Sum") shall be retained by Landlord or, if required by a Note, or Mortgage, paid by Landlord to a Lender. If the Remaining Sum is (i) retained by Landlord, each installment of Basic Rent payable on or after the Retention Date shall be reduced by a fraction, the denominator of which shall be the total amount of all Basic Rent due from such date to and including the last Basic Rent Payment Date for the then existing Term and the numerator of which shall be the Remaining sum, or (ii) paid to Lender, then each installment of Basic Rent thereafter payable shall be reduced in the same amount as payments are reduced under any Note if the Loan corresponding to such Note is reamortized to reflect such payment, in each case until such Remaining Sum has been applied in full or until the Term has expired, whichever occurs first. Landlord will use its best efforts to cause Lender to change the amortization payments on its Loan if a Net Award is paid to Lender. Upon Lease termination, the difference between Total Benefits (as hereinafter defined) and the amount of Basic Rent reductions actually received by Tenant shall be paid to Tenant so long as no Event of Default has occurred and is continuing. As used herein, "Total Benefits" shall mean the Present Value of the benefit Tenant would have received under clause (i) of this subparagraph (c) if the Net Award had been paid to Landlord and applied as described in said clause (i).

20. Procedures Upon Purchase.

(a) If the Leased Premises is purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises created by Tenant or (with respect to non-monetary encumbrances) with Tenant’s written consent and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted from acts of Landlord or any Person claiming by, through or under Landlord after the date of this Leas e, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created as a result of a default by Tenant under this Lease.

(b)Upon the date fixed for any such purchase of the Leased Premises pursuant to any provision of this Lease (any such date the "Purchase Date"), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), together with a standard coverage policy of title insurance covering the Leased Premises in the amount of the Relevant Amount (with Landlord and Tenant to equally split the cost of such title policy) (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Rent payable to Landlord remains outstanding on such date, then Landlord may deduct from the Net Award the amount of such Rent. If on the Purchase Date any such Rent remains outstanding and (a) no Net Award is payable to Tenant by Landlord then Tenant shall pay to Landlord on the Purchase Date the amount of such Rent and (b) if a Net Award is payable to Tenant but is less than the amount of such Rent then Tenant shall pay to Landlord on the Purchase Date the amount of such Rent in excess of the amount of any such Net Award received by Landlord. Upon the completion of such purchase, this Lease and all obligations and l i abilities of Tenant hereunder shall terminate, except any surviving Obligations.

(c) If the completion of such purchase shall be delayed after (i)the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then Rent shall continue to be due and payable until completion of such purchase.

(d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

21. Assignment and Subletting; Prohibition against Leasehold Financing.

(a) Tenant may not assign this Lease, whether by operation of law or otherwise, or sublet any of the Leased Premises at any time to any other Person without the prior written consent of Landlord; provided, however, that Tenant may, with prior or concurrent notice to Landlord but without the written consent of Landlord, enter into one or more subleases covering (in the aggregate) 50% or less of the Leased Premises or assign the Lease to an entity in which Tenant has an ownership interest (directly or indirectly) of more than 50%.

If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease of any of the Leased Premises shall be subject and subordinate to the provisions of this Lease. No assignment or sublease made as permitted by this Paragraph 21 shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

(b) Tenant shall, within ten (10)days after the execution and delivery of any assignment or sublease consented to by Landlord, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

(c) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereinafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that Landlord shall, following occurrence of an Event of Default, have the absolute right at any time upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same. With respect to subleases requiring Landlord’s prior written consent, Tenant shall not consent t o, cause or allow any material modification or material alteration of any of the terms, conditions or covenants of any of the subleases without the prior written approval of Landlord, which consent shall not be unreasonably withheld, nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

(d) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void.

(e)Subject to Paragraph 36, Landlord may sell or transfer the Leased Premises at any time without Tenant’s consent to any third party (each a "Third Party Purchaser "). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and an estoppel certificate described in paragraph 25.

22. Events of Default.

(a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 2 2 (b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this Lease:

(i) a failure by Tenant to make any payment of any Monetary Obligation, regardless of the reason for such failure;

(ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any provision of the Warrant Agreement or other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

(iii) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;

(iv) [intentionally omitted]

(v) [intentionally omitted]

(vi) [intentionally omitted]

(vii) Tenant shall breach any Covenant;

(viii) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B)seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, { C)file a petition seeking relief under the bankruptcy or other similar laws of the United states, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E)be unable to pay its debts as they mature;

(ix) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United states, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60)days after it is entered;

(x) the Leased Premises shall have been vacated or abandoned;

(xi) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution:

(xii) the estate or interest of Tenant in any of the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

(xiii) a failure by Tenant to maintain in effect any other license or permit necessary for the use, occupancy or operation of the Leased Premises;

(xiv) Tenant shall sell or transfer all or substantially all of its assets; or

(xv) an Event of Default (as defined in the shall occur under the Construction Agency Agreement) shall occur under the Agency Agreement.

(b) If the default consists of a default specified in clauses (x), (xi) or (xiv) of Paragraph 22(a), the applicable cure period shall be five (5) business days from the date on which notice is given to Tenant. If the default consists of any other default specified in Paragraph 22 (a), the applicable cure period shall be twenty (20) days from the date on which notice is given or, if the default cannot be cured within such twenty (20) day period, the cure period shall be extended for the period required to cure the default, provided that Tenant shall commence to cure the default within the said twenty-day period and shall actively, diligently and in good faith proceed with and in good faith proceed with and continue the curing of the default until it shall be fully cured.

23.    Remedies and Damages Upon Default.

(a)If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

(i)Landlord may give Tenant notice of Landlord ' s intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of the Leased Premises, Landlord may re-enter and repossess the Leased Premises, with or without legal process, by peaceably entering the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iii) or (B) collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

(ii)After repossession of the Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may reasonably deem advisable. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

(iii)Landlord may, upon notice to Tenant, require Tenant to make an irrevocable offer to terminate this Lease upon payment to Landlord of an amount (the "Default Termination Amount") specified in the next sentence. The "Default Termination Amount” shall be the greatest of (A) the Fair Market Value of the Leased Premises, (B) the sum of the Acquisition Cost and Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount (such Prepayment Premium, however, will not exceed that Prepayment Premium payable on a Loan in an amount of 80% of the Acquisition Cost having a remaining term (on the closing date) not longer than the then remaining Term, excluding extension options) or (C) an amount equal to the Present Value of the entire Basic Rent from the date of such purchase to the date of expiration of the then current Term (without extensions), except that the Present Value of Basic Rent payable during extension periods for which Tenant has not exercised an extension option may be recovered by Landlord if Landlord establishes (or the appraisers determine pursuant to Paragraph 29(c)) that the exercise of any one or more extension options by Tenant is more likely than not, after taking into consideration factors including (a) Tenant's likelihood of moving its business location out of the Salt Lake County area, (b) improvements made by Tenant to the Leased Premises, (c) the importance of the Leased Premises to the overall business operations of Tenant (and its subsidiaries and affiliates), (d) the ownership or leasing by Tenant (or its subsidiaries and affiliates) of nearby or adjacent properties, (e) then market conditions, and (f) Tenant's then financial condition. Upon such notice to Tenant, Tenant shall be deemed to have made such offer. Landlord and Tenant shall promptly commence to determine Fair Market Value. Within thirty (30) days after the Fair Market Value Date, Landlord shall accept or reject such offer. If Landlord accepts such offer then, on the tenth (10th) business day after such acceptance (it being understood that Tenant may extend the closing date from the 10th business day following acceptance to the 120th business day following acceptance by payment to Landlord of a nonrefundable extension fee of $100,000, which extension fee shall be applied toward the payment of the Default Termination Amount) Tenant shall pay to Landlord the Default Termination Amount and Landlord will convey the Leased Premises to Tenant or its designee in accordance with Paragraph 20. Any rejection by Landlord of such offer shall have no effect on any other remedy Landlord may have under this Lease.

(iv)Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term, (B) Tenant shall have no option to extend or renew the Term and (C) Tenant shall have no further rights under Paragraph 35.

(b)    The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

(i)    If Landlord exercises its remedy under Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the then current Term (without further extension) is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord's Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all reasonable attorneys' fees.

(ii)    If Landlord exercises its remedy under Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term (without further extension) in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, but provided that Landlord has exercised commercially reasonable efforts to mitigate its damages, be liable to Landlord for, and shall pay to Landlord, as and when such amounts would otherwise have been due, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord's Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default. In connection with the foregoing provisions of this Paragraph 23(b)(ii), Tenant shall have the burden of proving that Landlord has not exercised commercially reasonable efforts to mitigate damages. In connection with any other provision, such burden of proof shall be allocated by applicable law.

(c)    Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

(d)    Except as provided in Paragraph 23(b)(ii), Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

(e)    No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

(f)    WITH RESPECT TO ANY REMEDY OR PROCEEDING HEREUNDER, LANDLORD AND TENANT WAIVE ANY RIGHT TO A TRIAL BY JURY.

(g)    Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

(h)    No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

(i)    Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant ' s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

(j)    Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

24.    Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or when delivered by the United states mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above. Notwithstanding the foregoing, after the Completion Date, all notices to Tenant shall be given to Tenant at the Leased Premises, unless Landlord is otherwise notified in writing by Tenant. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith Shaw & McClay, 2500 One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. A copy of any notice given by Landlord to Tenant shall simultaneously be given by Landlord to Kimball, Parr, Waddoups, Brown & Gee, 185 South State Street, Suite 1300, Salt Lake City, Utah 84111, Attention: Victor A. Taylor, Esq. For the purposes of this Paragraph, any party may substitute another address than stated above (or substituted by a previous notice) for its address by giving fifteen (15) days' notice of the new address to the other party, in the manner provided above.

25.    Estoppel Certificate. Tenant shall, at any time upon not less than twenty (20) days' prior written request by Landlord, deliver to Landlord a statement in writing, executed by the president or a vice president of Tenant, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as Landlord may reasonably request, and (e) that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by Tenant may be relied upon by Lender, Landlord or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

26.    Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear and except as provided in Paragraph 18. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

27.    No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

28.    Books and Records.

(a)    Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles ("GAAP") consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord.

(b)    Tenant shall deliver to Landlord and to Lender within ninety (90) days of the close of each fiscal year, annual audited financial statements of Tenant prepared by nationally recognized independent certified public accountants. Tenant shall also furnish to Landlord all quarterly reports of Tenant, certified by Tenant's chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements of Tenant shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied by an unqualified opinion of said accountants and by the affidavit of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (i) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (ii) except as otherwise specified in such affidavit, to the knowledge of affiant that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

29.    Determination of Value.

(a)    Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the following procedure:

(i)    Landlord and Tenant shall endeavor to agree upon such Fair Market Value within thirty (30) days after the date (the "Applicable Initial Date") on which (A) Tenant provides Landlord with notice of its intention to terminate this Lease and purchase the Leased Premises pursuant to Paragraph 18, (B) Landlord provides Tenant with notice of Landlord's intention to require Tenant to make an offer to terminate this Lease pursuant to Paragraph 23(a)(iii) or (C) Tenant provides Landlord with notice of Tenant's intention to purchase the Leased Premises pursuant to Paragraph 35, but as to this item (C) only, in no event earlier than the first day of the 10th anniversary date of this Lease, as applicable. Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value.

(ii)    If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days thereafter, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on an appraisal made by each of them as of the Relevant Date. If such two appraisers shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive.

(iii)    If such two appraisers shall be unable to agree upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third appraiser to make the determination of Fair Market Value, which determination shall be binding and conclusive upon Landlord and Tenant.

(iv) If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto, be appointed by the President or Chairman of the American Arbitration Association in Salt Lake City, Utah. The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment. Fair Market Value shall be the average of the determination of Fair Market Value made by the third appraiser and the determination of Fair Market Value made by the appraiser (pursuant to Paragraph 29 (a) (iii) hereof ) whose determination of Fair Market Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

(v) All appraisers selected or appointed pursuant to this Paragraph 29 (a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions o f this Lease, (C) utilize the definition of Fair Market Value hereinabove set forth above, and (D) be registered in the State if the State provides for or requires such registration. The Cost of the procedure (including the costs and fees of the appraisers described in this Paragraph 29 (a) above) shall be split equally between Landlord and Tenant, except that Tenant will pay 100% of such costs if the appraisal is being made pursuant to Paragraph 23 (a) (iii).

(b) If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made.

(c) In determining the Fair Market Value (as encumbered by the Lease), the appraisers shall add (a) the present value of the Rent for the remaining Term (with assumed increases in the CPI (as defined in Exhibit D) to be determined by the appraisers) and (b) the present value of the Leased Premises as of the end of such Term. The appraisers shall further assume that no default then exists under the Lease, that Tenant has complied (and will comply) with a l l provisions of the Lease, and that Tenant has not violated (and will not violate) any Covenants.

In determining Fair Market Value (as encumbered by the Lease) in connection with a determination of the Default Termination Amount or the Purchase Price (as defined in Paragraph 35), any Rent payable during future extension periods under the Lease for which Tenant has not exercised its extension option shall be taken into account by an appraiser in connection with such determination only if such appraiser believes that the exercise of any one or more extension options by Tenant is more likely than not, after taking into consideration factors including (a) Tenant's likelihood of moving its business location out of the Salt Lake County area, (b) improvements made by Tenant to the Leased Premises, (c) the importance of the Leased Premises to the overall business operations of Tenant (and its subsidiaries and affiliates), (d) the ownership or leasing by Tenant (or its subsidiaries and affiliates) of nearby, or adjacent properties, (e) then market conditions, and (f) Tenant's then financial condition.

30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord or Corporate Property Associates 11 Incorporated ("CPA:11") ( except as set forth in the last sentence of this Paragraph 30) under this Lease shall be enforced only against the Leased Premises and Landlord's interest in the rents, issues, profits and income from the Leased Premises and not against any other assets, properties or funds of (a) Landlord or CPA :11, (b) any director, officer, general partner, shareholder, limited partner, employee or agent of Landlord or CPA:11, (c) any predecessor or successor partnership or corporation (or other entity). of landlord or CPA:11 or any of their general partners, shareholders, officers, directors, employees or agents, either directly or through Landlord or CPA:11 or their general partners, sharehareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or (d) Carey Property Advisors, Carey Fiduciary Advisors, Inc., WP. Carey & Co. Inc., and any person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof. The foregoing shall not, however, affect CPA:11's liability pursuant to any guaranty or suretyship agreement executed by CPA:11.

31. Financing.

(a) Tenant shall pay 100% of the cost of procuring and closing the First Interstate Loan (including the Take-Out Loan), but excluding any internal or overhead costs of Landlord . Tenant agrees to pay, within three business days of written demand ther.efor·, 100% o f the cost, but excluding any internal or overhead costs of Landlord, of procuring any refinancing of the First Interstate Loan which occurs prior to the last day of the 60th calendar month following the Completion Date and which will result in a reduction of Basic Rent to Tenant, except that Tenant shall pay only 75 % of such costs if the refinancing is at an interest rate of 6% or less, and Landlord shall pay, within three business days of written demand, the remaining 25 % of such costs. In connection with any refinancing within such sixty (60) month period, seventy-five percent (75%) or, if the refinancing is at an interest rate of more than 6%, one hundred percent (100%) of the benefit received in the reduction of monthly debt service from the monthly debt service of the First Interstate permanent Loan (assuming the same amortization as the First Interstate permanent Loan) shall be passed through to Tenant by a reduction in the monthly Basic Rent on a dollar for dollar basis.

(b) If Landlord desires to obtain or refinance any Loan, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall execute an estoppel certificate and a subordination, non-disturbance and attornment agreement provided such subordination, nondisturbance and attornment agreement also contains provisions contained in a Nondisturbance Agreement. Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (a) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord, and (b) Lender and its assigns will not be subject to any counterclaim demand or offset which Tenant may have against Landlord.

32. Subordination. This Lease and Tenant' s interest hereunder shall be subordinated, by a written agreement executed by Tenant, to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, if , but only if , each such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the non-disturbance of Tenant containing the terms of a Nondisturbance Agreement.

33. Financial Covenants. Tenants hereby covenants and agrees to comply with all the covenants and agreements described in Exhibit "E" hereto.

34. Tax Treatment; Reporting. Landlord and Tenant each shall report this transaction consistently for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code , and (3) Landlord reporting the Rent payments as rental income. To the extent the law and REIT guidelines allow, Tenant shall receive any investment tax credits available in connection with the construction of the New Improvements, and Landlord shall endeavor to facilitate the receipt of such investment tax credits by Tenant.

35. Option to Purchase.

(a) Landlord does hereby give and grant to Tenant the 4 5 option to purchase the Leased Premises for a purchase price (the "Purchase Price ") set forth below on a date (the "Option Purchase Date") (i) on the 10th anniversary o f the Completion Date (or if not a business day, on the next succeeding business day) and, if such option is not exercised, (ii) on the 25th anniversary of the Completion Date hereof (or if not a business day, on the next succeeding business day) , but in any event not sooner than thirty (30) days after the Fair Market Value Date. If Tenant intends to exercise such option, Tenant shall give written notice to Landlord to such effect not earlier than 12 months prior to, and not later than five and one-half ( 5 1/2) months prior to, the 10th anniversary or 25th anniversary of the Completion Date, as the case may be. Promptly upon receipt of such notice by Landlord, the parties shall commence to determine Fair Market Value. "Purchase Price" shall mean the greater of (i) Fair Market Value of the Leased Premises or (ii) the sum of the Acquisition Cost and any Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Purchase Price (such Prepayment Premium, however , will not exceed that Prepayment Premium payable on a Loan in an amount of 80% of the Acquisition Cost having a remaining term (on the Option Purchase Date) not longer than the then remaining Term, excluding any future extension options).

(b) If Tenant shall exercise the foregoing option to purchase the Leased Premises, on the later to occur of (i) the Option Purchase Date or (ii) the date when Tenant has paid the Purchase Price and has satisfied all other Monetary Obligations then liquidated and due and payable, Landlord shall convey the Leased Premises to Tenant in accordance with Paragraph 20 hereof. If this Lease shall terminate for any reason prior to the date originally fixed herein for the expiration of the Term, or if Tenant shall fail to give the aforesaid notice of intention to purchase, time being of the essence, the option provided in this Paragraph 35 and any exercise thereof by Tenant shall cease and terminate and shall be null and void.

(c) No option may be exercised if, on the date of the purported exercise of the option, an Event of Default consisting of a failure to pay Basic Rent, or any Event of Default under clauses (x), (xi) or (xiv) of Paragraph 2 2 ( a ) , has occured and is continuing. Landlord shall have no obligation to sell the Leased Premises to Tenant pursuant to the exercise of such option if, after the valid exercise of such option, an Event of Default consisting of failure to pay any Basic Rent, or any Event of Default under clauses (x), (xi) or (xiv) of Paragraph 22 (a), has occurred and is continuing.

36. Right of First Refusal.

(a) Except as otherwise provided in Paragraph 36(e), and provided an Event of Default does not then exist, prior to selling the Leased Premises to any Third Party Purchaser, Landlord shall either (i) obtain a bona fide written offer from such Third Party Purchaser to purchase the Leased Premises which is acceptable to Landlord or (ii) enter into a contract for the sale of the Leased Premises with a Third Party Purchaser, which contract shall be conditioned upon Tenant's failure to exercise its right under this Paragraph 36 (a). Landlord shall give written notice to Tenant of the offer (and Landlord's willingness to accept the same) or contract for sale, together with a copy of the executed offer or contract and the name and business address of the Third Party Purchaser.

For a period of forty-five (45) days following receipt of such notice, Tenant shall have the right and option, exercisable by written notice to Landlord given within said forty-five (45) day period, to elect to purchase the Leased Premises at the purchase price (which, if other than the payment of money currently or on a deferred basis, shall be deemed to be a cash purchase price equal to the fair market value of the consideration offered) and upon all the terms and conditions set forth in such written offer or contract for sale except that no contingencies contained in such offer or agreement as to environmental assessments , engineering studies , inspection of the Leased Premises, sale of other property, state of the title to or encumbrances on the Leased Premises (it being understood, however, that title shall be conveyed to Tenant in accordance with Paragraph 20(a) or the state of title agreed by Landlord to be conveyed pursuant to the offer or contract, whichever Tenant elects), or any other condition or contingency to the Third Party Purchaser ' s obligation to purchase the Leased Premises which pertains to the condition of the Leased Premises, shall apply to Tenant's obligation to purchase the Leased Premises under this Paragraph 36, and Tenant shall be obligated to purchase the Leased Premises without any such condition or contingency. If there is a financing contingency in such offer or contract, however, Tenant shall have the benefit of such contingency.

If at the expiration of the aforesaid forty-five (45) day period Tenant shall have failed to exercise the aforesaid option, Landlord may sell the Leased Premises to such Third Party Purchaser upon the terms set forth in such offer or contract, but not on any other terms.

(b) Except as otherwise specifically provided herein, the closing date for any purchase of the Leased Premises by Tenant pursuant to this Paragraph 36 shall be the later to occur of (i) one hundred twenty (120) days after the date of Tenant ' s notice to Landlord of its intention to purchasse the Leased Premises upon the terms of an offer from or contract for sale with a Third Party Purchaser or (ii) the closing date provided in such offer or contract for sale. At such closing Landlord shall convey the Leased Premises to Tenant in accordance with, and Tenant shall pay to Landlord the purchase price and other consideration set forth in, the applicable offer or contract.

(c) Tenant shall have the right to exercise the foregoing right of first refusal (i) upon each proposed sale of the Leased Premises prior to the tenth (10th) anniversary of this Lease and (ii) if Tenant does not exercise its purchase option described in Paragraph 35, one (1) time during the period commencing with the tenth (10th) anniversary of this Lease and ending with the last day of the 300th calendar month following the date here of; provided, that if, following compliance with the procedure described in Paragraph 36 (a), a Third Party Purchaser does not purchase the Leased Premises, such event shall not count as an exercise of Tenant's right of first refusal. Notwithstanding anything to the contrary, if Tenant fails to exercise the right of first refusal granted pursuant to this Paragraph (c), subsection (ii), after the 10th anniversary of this Lease and the sale to the Third Party Purchaser is consummated such right shall terminate and be null and void and of no further force and effect.

(d) If Tenant does not exercise its right of first refusal to purchase the Leased Premises and the Leased Premises are transferred to a Third Party Purchaser, Tenant will attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

(e) The provisions of Paragraph 36 (a) shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord's interest in the Leased Premises solely for security purposes, (ii) any sale of the Leased Premises pursuant to a private power of sale under or judicial foreclosure of any bona-fide Mortgage or other security instrument or device to which Landlord's interest in the Leased Premises is now or hereafter subject, (iii) any transfer of Landlord's interest in the Leased Premises to a Lender, beneficiary under bona-fide deed of trust or other holder of a bonafide security interest therein (or any of their affiliates or designees), by deed in lieu of foreclosure, (iv) any transfer of the Leased Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises or the stock of Landlord to any publicly held (directly or indirectly) partnership, corporation or REIT for whom W . P . Carey & Co., Inc. or any of its affiliates is the sole provider of property management and property investment advice in a transaction in which all or substantially all of the assets of CPA:11 are sold, (vi) any transfer of the Leased Premises to any of the successors or assigns of any of the Persons referred to in the foregoing clauses ( i ) through (v) or (vii) any transfer, sale or conveyance of any part or all of the stock of CPA:l l.

(f ) Any sale or transfer of the Leased Premises to a Third Party Purchaser or any other Person shall be subject to the purchase options set forth in Paragraph 35, which options shall continue unaffected by such sale or transfer .

37. Financing Major Alterations.

(a) Should Tenant, during the Term of this Lease, desire to make Alterations to any of the Leased Premises which are not readily removable without causing material damage to the Leased Premises and which will cost in excess of $500,000.00 ("Major Alterations"), Tenant may, prior to the commencement of construction of such Major Alterations, request Landlord to reimburse the costs thereof to Landlord (the "Alteration Cost") to Tenant, to wit:

cost o f labor and materials, financing fees, legal fees, survey, title insurance and other normal and customary loan or construction costs

(b) Should Landlord agree to reimburse such costs, Landlord and Tenant shall enter into good faith negotiations regarding the execution and delivery of a written agreement of modification of this Lease, which agreement shall set forth the terms of the parties' agreement relating to re imbursement of such costs.

(c) If Landlord and Tenant do not reach agreement on Tenant's request to have Landlord finance the Alteration Cost, Tenant shall, subject to the provisions of Paragraph 13 of this Lease, have the right to construct the Major Alterations at Tenant' s sole cost and expense. In any event, the construction of the Major Alterations shall be performed in accordance with the provisions of Paragraph 13 hereof and the Major Alterations shall be the property of Landlord and part o f the Leased Premises subject to this Lease.

(d) Nothing contained in this Paragraph 37 shall be construed to modify Paragraph 13 hereof, and the provisions of Paragraph 12 and subparagraphs (i) and (ii) of Paragraph 13 (a) shall apply to all Major Alterations made or constructed hereunder, including the requirement for Landlord's consent to Alterations but only to the extent set forth in Paragraph 13 .

38. Miscellaneous.

(a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

(b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the fol lowing meanings: (i) " including" shall mean " including without limitation''; (ii) "provisions" shall mean "provisions, terms , agreements, covenants and/or conditions"; (iii) " lien" shall mean " lienn , charge, encumbrance, title retention agreement , pledge, security interest, mortgage andjor deed of trust "; (iv) "obligation" shall mean "obligation, duty , agreement, liability, covenant and/or condition''; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; and (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein".

(c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

(d) Neither Tenant nor Landlord shall in any event be construed for any purpose to be a partner, joint venturer or associate of the other or of any subtenant, operator, concessionaire or licensee of the other with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

(e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein.

(f) This Lease may be modified, amended , discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

(g) The covenants of this Lease shall run with the land and bind and inure to the benefit of Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall bind and inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

(h) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(i) This Lease shall be governed by and construed and enforced in accordance with the Laws of the State.

(j) If either Landlord or Tenant brings suit to enforce or interpret this Lease or any document, instrument or agreement delivered pursuant to this Lease , the prevailing party shall be entitled to recover from the other party the prevailing party ' s reasonable attorneys ' fees and costs incurred in any such action or in any appeal from such action, in addition to the other relief to which the prevailing party is entitled

IN WITNESS WHEREOF, Landlord and Tenant have caused this lease to be duly executed under seal as of the day and year first above written.

LANDLORD:
MM (UT) QRS 11-20, INC.,
a Utah corporation

By: /s/ T.E. Zacharias______
Title: First Vice President

TENANT:
MERIT MEDICAL SYSTEMS, INC.,
a Utah corporation

By: /s/ Fred Lampropoulos
Title: President